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                                                         EXHIBIT 3.1a

              CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN
                ERROR IN THE AMENDED AND RESTATED CERTIFICATE OF
           INCORPORATION OF BIG DOG HOLDINGS, INC. FILED IN THE OFFICE
             OF THE SECRETARY OF STATE OF DELAWARE ON AUGUST 4, 1997


     Big Dog Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

1.   The name of the corporation is Big Dog Holdings, Inc.

2. That an Amended and Restated Certificate of Incorporation of Big Dog Holdings, Inc. was filed by the Secretary of State of Delaware on August 4, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Amended and Restated Certificate to be corrected is as follows: the expiration dates of the classes of directors is to be corrected.

4. Article Seventh(b) of the Amended and Restated Certificate is corrected to read as follows:

     (b) The Directors shall be classified with respect to the time for which they severally hold office into three classes designated Class I, Class II and Class III, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 2000, each initial Director in Class II shall hold office until the annual meeting of stockholders in 1999, and each initial Director in Class III shall hold office until the annual meeting of stockholders in 1998. Notwithstanding the foregoing provisions of this Article, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

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     IN WITNESS WHEREOF, said Big Dog Holdings, Inc. has caused this Certificate to be signed by Anthony J. Wall, its Executive Vice President and General
Counsel on this 15th day of September, 1997.



                                         /s/ ANTHONY J. WALL
                                        ----------------------------------------
                                        Anthony J. Wall
                                        Executive Vice President and General
                                        Counsel